Exhibit 99.1

G-III APPAREL GROUP TO PURCHASE ICONIC KARL LAGERFELD BRAND

G-III to Purchase Remaining 81% Stake to Become Sole Owner of Renowned International Fashion Brand

Global Retail Brand Sales Potential in Excess of $2 Billion to End Consumers and Expands G-III’s Worldwide Presence

Experienced and Successful Existing Leadership Team Will Continue to Lead Karl Lagerfeld Brand

New York, New York – May 2, 2022 – G-III Apparel Group, Ltd. (Nasdaq: GIII) (“G-III” or the “Company”), a global fashion leader with expertise in design, sourcing, and manufacturing, today announced that it has entered into an agreement to purchase the remaining 81% interest in famed fashion brand Karl Lagerfeld for €200 million ($210 million USD), subject to certain adjustments and customary closing conditions. G-III will purchase the additional stake in the brand from a group of private and public investors, led by Fred Gehring of Amlon Capital BV. G-III currently owns 19% of the brand and, through this transaction, will become the sole owner of the Karl Lagerfeld brand. The all-cash transaction has been approved by the board of directors of both companies.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “This transaction marks yet another significant milestone for G-III. Since acquiring a stake in the brand in 2015, G-III has built Karl Lagerfeld into an important and rapidly growing part of our North American business. Fully owning this visionary brand is a continuation of our successful partnership with the Karl Lagerfeld management team. Importantly, the addition of this iconic fashion brand to the G-III portfolio advances several of our key priorities, namely an increase in the direct ownership of brands and their licensing opportunities and further diversification of our global presence.”

Mr. Goldfarb continued, “Karl Lagerfeld was an icon of the fashion industry. His namesake brand embodies his spirit as a designer while also appealing to a broad range of consumers throughout the world. We have great respect for Karl Lagerfeld’s experienced and talented leadership team, led by Pier Paolo Righi, with whom we have worked closely for the last seven years. This team, combined with G-III’s expertise, is expected to unlock more of the brand’s global potential, which we believe represents a retail sales opportunity in excess of $2 billion. We are excited to welcome everyone at Karl Lagerfeld into the G-III team.”

Pier Paolo Righi, Chief Executive Officer of Karl Lagerfeld, said, “Over the course of more than a decade – including many years working hand-in-hand with Karl – we have developed a multifaceted fashion house and a strong business that we believe is poised for continued and significant growth. Karl’s original vision for the brand was to inspire people around the world to join his universe through creativity, and I am confident that he would be proud of how his vision and passion has come to life.”

“As proud custodians of Karl’s legacy, we are guided by his mantra to ‘embrace the present and invent the future,’ and I am looking forward to building the future of his namesake brand with the combined strength of our team and G-III’s expertise in the industry,” continued Mr. Righi. “Morris and the G-III team have been part of our family since we joined forces in 2015 to bring the Lagerfeld name to North America. Since then, we have worked together to further grow the brand’s footprint. This transaction is the natural evolution of this positive working relationship. Working even more closely with a team we know, trust and have a proven track record with, will allow us to further accelerate the brand’s global opportunity.”

Iconic and Powerful Fashion Brand with Runway for Growth

The Karl Lagerfeld brand celebrates the iconic vision of its namesake founder while inspiring reinvention and bringing his legacy into the future. The brand is driven by endless curiosity, a passion for collaboration, and the infinite possibilities of creative expression. As a global fashion and lifestyle brand, the business’s expansive portfolio is both accessible and aspirational. Ready-to-wear and accessories form its core across a range of price points, with other collections including footwear, eyewear, fragrance, and more. Sustainability is also a cornerstone of the brand’s strategy, focusing on people, planet, and partners, with more than half of in-house collections already produced with eco-conscious methods.

The brand’s immersive global digital and retail presence includes approximately 120 mono-brand company and partner-operated stores, with key locations in Paris, London, Berlin, Dubai, and Shanghai. The brand further boasts an extensive wholesale distribution network in the United States, Europe, the Middle East, and Asia, with impressive partners. The brand has a successful online business through its flagship websites www.karl.com and www.karllagerfeldparis.com, as well as through other digital retail platforms.

Karl Lagerfeld’s near-term expansion strategy focuses on growth in geographic regions through both owned and partner-operated channels spanning digital, retail, wholesale, new product categories, and increased licensing opportunities. Additionally, the power of the name extends into broader lifestyle projects, unique experiences and collaborations across cultures and industries, such as hospitality and residential real estate. These initiatives, along with the Karl Lagerfeld brand’s strengths and diverse customer base, provide a significant runway for future growth.

Transaction and Financial Details

G-III will purchase the remaining 81% of Karl Lagerfeld for €200 million ($210 million USD) in cash, subject to certain adjustments and customary closing conditions, funding the acquisition with cash on hand. G-III currently owns 19% of the brand and, through this transaction, will become the sole owner of the brand. The acquisition includes Karl Lagerfeld’s existing 10% stake in its established joint venture in China. G-III believes that the acquisition enhances the Company’s overall economic value and is expected to drive improved long-term shareholder value. Additional transaction benefits include:

●	The acquisition adds approximately $200 million in initial annual sales. Combined with G-III’s revenues of $175 million in its fiscal 2022 year ended January 31, 2022, from its existing Karl Lagerfeld business in North America, this acquisition will result in a business expected to generate an initial annual revenue base of approximately $375 million. G-III believes that the combined revenues of G-III’s Karl Lagerfeld business and the acquired Karl Lagerfeld business represent an annual net revenue potential of approximately $1 billion or in excess of $2 billion in sales to end consumers, and that this acquisition will expand G-III’s global presence.
●	The acquisition is expected to be modestly accretive in our fiscal 2023 year ending January 31, 2023, and incrementally more accretive thereafter.

The transaction is expected to close in the second or third quarter of fiscal year 2023, subject to certain adjustments and customary closing conditions, including the receipt of required regulatory approvals. G-III received legal advice from Simpson Thacher & Bartlett LLP and De Brauw Blackstone Westbroek N.V. and financial advice from Barclays Capital, Inc.

Conference Call Details

The Company will host a conference call today May 02, 2022, before the market opens at 8:30 a.m. ET to further discuss this transaction which will be followed by a question and answer session for the investment community. A live webcast of the call can be accessed at https://ir.giii.com “News & Events - Events & Presentations” section. To access the call, dial toll-free 1-833-423-0487 or 1-918-922-2381 (international). The pass code is 5981289. For additional information concerning the transaction, please see the investor presentation available on the Investor Relations page of the G-III Apparel Group, Ltd. website at https://ir.giii.com “News & Events - Events & Presentations” section. For the avoidance of doubt, the contents of that website are not incorporated into and do not form part of this press release.

About G-III Apparel Group, Ltd.

G-III designs, sources and markets apparel and accessories under owned, licensed and private label brands. G-III’s substantial portfolio of more than 30 licensed and proprietary brands is anchored by five global power brands: DKNY, Donna Karan, Calvin Klein, Tommy Hilfiger and Karl Lagerfeld Paris. G-III’s owned brands include DKNY, Donna Karan, Vilebrequin, G.H. Bass, Eliza J, Jessica Howard, Andrew Marc, Marc New York and Sonia Rykiel. G-III has fashion licenses under the Calvin Klein, Tommy Hilfiger, Karl Lagerfeld Paris, Kenneth Cole, Cole Haan, Guess?, Vince Camuto, Levi’s and Dockers brands. Through its team sports business, G-III has licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League and over 150 U.S. colleges and universities. G-III also distributes directly to consumers through its DKNY, Karl Lagerfeld Paris and Vilebrequin stores and its digital channels for the DKNY, Donna Karan, Vilebrequin, Karl Lagerfeld Paris, Andrew Marc, Wilsons Leather and G.H. Bass brands.

About Karl Lagerfeld

The House of KARL LAGERFELD shares the iconic vision and design aesthetic of its founder, Karl Lagerfeld, fused with a contemporary, forward-looking spirit. The brand celebrates his colossal legacy and breathes his passion, intuition and inexhaustible creativity into the core of its DNA. Featuring Parisian-inspired classics with a rock-chic attitude, the KARL LAGERFELD portfolio includes ready-to-wear for women, men and kids, plus bags, small leather goods, footwear, fragrances, eyewear and more. The Maison’s creative vision is led by Design Director Hun Kim; additional members of the KARL family include Style Advisor Carine Roitfeld, brand ambassador Sebastien Jondeau and collaborator Amber Valletta, amongst others.

KARL LAGERFELD connects with consumers worldwide, with key retail locations in Paris, London, Munich, Berlin, Dubai and Shanghai. The brand also has a premium wholesale network and robust digital presence in Europe, the Middle East and Asia, and the global KARL.COM flagship store.

In 2019, KARL LAGERFELD joined the Fashion Pact, a global sustainability initiative seeking to transform the fashion industry through objectives in three areas: climate, biodiversity and ocean protection.

Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, risks related to the COVID-19 pandemic, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, risks related to our indebtedness, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, risks related to G-III’s ability to reduce the losses incurred in its retail operations, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, the impact on G-III’s business of the imposition of tariffs by the United States government and business and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III Apparel Group, Ltd.

Investor Relations Contact:

Priya Trivedi

SVP of Investor Relations and Treasurer

+1 (646) 473-5157

priya.trivedi@g-iii.com

Communications Contact:

Andrew Blecher

Andrew.blecher@g-iii.com

Media Contact:

Brendan Riley / Marie Jensen, Brunswick Group

+1 (917) 755-1454 / +33 (0) 6 49 09 39 54

briley@brunswickgroup.com / mjensen@brunswickgroup.com